EXHIBIT 10.27

AMENDMENT NO. 2 TO LEASE

     THIS AMENDMENT NO. 2 TO LEASE (“Amendment No. 2”) is made to be effective as of January 7, 2003 (“Effective Date”), by and between CALIFORNIA PLAZA AT WALNUT CREEK, INC., a Florida not-for-profit corporation (“Landlord”), and ELECTRONIC ARTS, INC., a Delaware corporation (“Tenant”). All terms and phrases which are capitalized in this Amendment No.2 shall have the same meaning and definition as those set forth in the Lease unless otherwise stated in this Amendment No.2.

RECITALS

     A. Landlord and Tenant entered into that certain Office Lease dated February 1, 2001, pursuant to which Tenant leased Suite 600 and Suite 700 in that certain office building (“Building”) located at 2121 North California Boulevard, Walnut Creek, California 94956 and commonly known and referred to as CALIFORNIA PLAZA. The Lease is amended by that certain Amendment No.1 to Lease dated May 20, 2002 (together, “Lease”), pursuant to which Tenant leased Suite 685 in the Building. Suites 600, 700 and 685 are hereinafter referred to as the “Premises.”

     B. Tenant desires to expand the Premises to include approximately eighteen thousand five hundred twenty-five (18,525) rentable square feet of space on the fourth (4th) floor (“Suite 400”) in the Building.

     C. Subject to the terms and conditions set forth below, Landlord and Tenant have agreed to amend the Lease as follows.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

     1. Recitals. The foregoing Recitals are incorporated by reference as if fully set forth herein.

     2. Amendment of Lease. Landlord and Tenant hereby amend the Lease as follows:

2.1 Lease of Suite 400. New Article 30 entitled “Lease of Suite 400” is hereby added to the Lease:

30.01 Lease of Suite 400. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord Suite 400 for a term (“Suite 400 Initial
Term”) commencing on January 20, 2003 (“Scheduled Suite 400
Commencement Date”) and expiring on January 31, 2004 (“Suite 400
Expiration Date”). As used herein, the term “Suite 400

“Commencement Date” shall mean and refer to the actual date
Landlord delivers and Tenant accepts possession of Suite 400.

2.2 Amendment of Article 1 -DEFINITIONS.

2.2.1 Premises.The following new Section 1.02(B) is added to the Lease:

(B) Effective on the Suite 400 Commencement Date and during the Suite 400 Initial Term, the term “Premises” shall mean Suites 600, 700, 685 and 400, and the floor plan attached as Exhibit “A-1” to the Lease shall be deemed replaced in its entirety by the floor plan attached as and incorporated herein by this reference as Exhibit “A-2” to this Amendment No.2.

2.2.2 Net Rentable Area of the Premises. The following new Section 1.03(D) is hereby added to the Lease:

Effective on the Suite 400 Commencement Date and during the Suite 400 Initial Term, the phrase “Net Rentable Area of the Premises” shall mean a total of one hundred one thousand one hundred fifty-seven (101,157) rentable square feet as follows: (i) Suite 600, which consists of forty- two thousand three hundred ninety-eight (42,398) rentable square feet, (ii) Suite 700, which consists of thirty-six thousand eight hundred thirty-four (36,834) rentable square feet, (iii) Suite 685, which consists of three thousand four hundred (3,400) rentable square feet; and (iv) Suite 400, which consists of eighteen thousand five hundred twenty- five (18,525) rentable square feet.

2.2.3 Base Rent. Section 1.07 is hereby amended so that Monthly Base Rent shall be as follows, effective on the Suite 400 Commencement Date:

Monthly	Monthly	Monthly	Monthly	TOTAL
Base Rent	Base Rent	Base Rent	Base Rent	Monthly
Base Rent

Suite 600	Suite 700	Suite 685	Suite 400

Second Lease Year
1/1/03 -1/31/03	$141,185.34	$127,563.51	$10,710.00	$48.165.00	$327,623.85

Third Lease Year
2/01/03 -5/31/03	$146.832.75	$132,666.05	$10,710.00	$48,165.00	$338,373.80
6/01/03- 1/31/04	$146.832.75	$132,666.05	$11,031.30	$48,165.00	$338,373.80

Fourth Lease Year
2/01/04 -5/31/04	$152,706.06	$137,972.69	$11,031.30		$301,710.05
6/01/04- 6/30/05	$152,706.06	$137,972.69	$11,362.24		$302,040.99
7/01/04- 1/31/05	$152,706.06	$137,972.69	$11,362.24		$302,040.99

Fifth Lease Year
2/01/05 -5/31/05	$158,814.31	$143,491.59	$11,362.24		$313,668.14
6/01/05-1/31/06	$158,814.31	$143,491.59	$11,703.11		$314,009.01

Sixth Lease Year
2/01/06 -5/31/06	$165,166.88	$149.231.25	$11,703.11		$326,101.24
6/01/06- 1/31/07	$165,166.88	$149.231.25	$12,054.20		$326,452.33

Seventh Lease
Year
2/01/07 -5/31/07	$171,773.55	$155,200.50	$12,054.20		$339,028.25
6/01/07- 1/31/08	$171,773.55	$155,200.50	$12,415.83		$339,389.88

Eighth Lease Year
2/01/08 - 5/31/08	$178,644.50	$161,408.52	$12,415.83		$352,468.85
6/01/08- 1/31/09	$178,644.50	$161,408.52	$12,788.30		$352,841.32

2.2.4 Tenant’s Percentage Share. Sections 1.08(D) and (E) are hereby deleted and replaced with the following new Sections 1.08(D), (E) and (F):

(D) Suite 400. In connection with Suite 400 only, the phrase “Tenant’s Percentage Share (Suite 400)” shall mean five and three hundredths percent (5.03%) with respect to Property Taxes and Operating Expenses for the Building.

(i) Starting on January 1, 2004 and during each and every month thereafter during the Suite 400 Initial Term, Tenant shall pay Tenant’s Percentage Share (Suite 400) of Property Taxes and Operating Expenses in excess of the Property Taxes and Operating Expenses paid or incurred by Landlord during the Suite 400 Base Year (as defined in Section 4.01 (A)(iv) of this Lease).

(E) All references in this Lease to “Tenant’s Percentage Share” shall mean either Tenant’s Percentage Share (Suite 600), Tenant’s percentage Share (Suite 700), Tenant’s Percentage Share (Suite 685) or Tenant’s Percentage Share (Suite 400) as determined during the applicable period set forth above.

(F) Landlord may redetermine Tenant’s Percentage Share from time to time to reflect reconfigurations, additions or modifications to the Building.

2.3 Acceptance of Premises. Section 2.02(B) of the Lease is hereby deleted and replaced with the following new Section 2.02 (B):

(B) Except as is expressly set forth in this Section 2.02, the Work Letter Agreement attached hereto as Exhibit “B,” the Suite 400 Work Letter attached hereto as Exhibit “B-1,” the Suite Acceptance Letter attached hereto as Exhibit “D,” the Suite 685 Acceptance Letter attached hereto as Exhibit “D-l” and the Suite 400 Acceptance Letter attached hereto as Exhibit “D-2” Tenant agrees to accept the Premises and the Building in their respective “as is” physical condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements (or to provide any allowance for same) except for Landlord’s obligations pursuant to Section 8.1 and Article 11 of this Lease.

2.4 Option to Extend Suite 400 Initial Term.New Sections 3.03 and 3.04 are hereby added to the Lease:

3.03 Qption to Extend Suite 400 Term. With regard to Suite 400 only, Tenant is hereby granted the one-time right and option to extend the Suite 400 Initial Term (“Option to Extend Suite 400 Term”) on a month-to-month basis from and after the Suite 400 Expiration Date through and including April 30, 2004 (“Suite 400 Extension Period”). The terms and conditions applicable to the Suite 400 Extension Period shall be the same terms and conditions in effect under the Lease immediately prior to the Suite 400 Extension Period. In order to timely exercise the Option to Extend Suite 400 Term, Tenant must deliver unequivocal and unconditional written notice thereof to Landlord at least one hundred eighty (180) calendar days prior to the Suite 400 Expiration Date. However, any attempt by Tenant to exercise the Option To Extend Suite 400 Term shall, at Landlord’s election, be null and void if Tenant is in default under the Lease (which default remains uncured following expiration of any applicable notice and cure period) as of the date of attempted exercise or at any time thereafter and prior to commencement of the Suite 400 Extension Period.

3.04 Right to Terminate Suite 400 Extension Period. Each party is hereby granted the one-time right and option to terminate the Suite 400 Extension Period (“Early Termination Option”). In order to timely exercise the Early Termination Option, Landlord or Tenant must deliver unequivocal and unconditional written notice thereof to the other party at any time after the first day of the Suite 400 Extension Period. The Suite 400 Extension Period will terminate ninety (90) days following receipt by the other party of such written termination notice.

2.5 Section 4.01 Definitions.

2.5.1 New Section 4.01 (A)(iv) is hereby added to the Lease

(iv) Suite 400. For Suite 400, the phrase “Suite 400 Base Year” shall mean calendar year 2003.

2.5.2 The last paragraph of Section 4.01(A) is hereby deleted and replaced with the following:

All references in this Lease to “Base Year” shall mean either the Suite 600 Base Year, the Suite 700 Base Year, the Suite 685 Base Year or the Suite 400 Base Year, as the context dictates.

2.6 Monthly Base Rent. Section 4.02(E) is hereby added to the Lease:

(E) Suite 400. Starting on January 1, 2004 and ending on April 30,2004 (or, if applicable, on the last day of the Suite 400 Extension Period), the Monthly Base Rent for Suite 400 payable by Tenant to Landlord, as adjusted pursuant to Section 1.07 above, shall be increased by (a) Tenant’s Percentage Share (Suite 400) of the total dollar increase, if any, in Property Taxes for such year over Property Taxes for the Suite 400 Base Year; and (b) Tenant’s Percentage Share (Suite 400) of the total dollar increase, if any, in Operating Expenses paid or incurred by Landlord during such year over Operating Expenses paid or incurred by Landlord during the Suite 400 Base Year. A decrease in Property Taxes or Operating Expenses below the Suite 400 Base Year amounts shall not decrease the amount of the Monthly Base Rent due hereunder or give rise to a credit in favor of Tenant.

2.7 Parking. New Section 27.01 (B) is hereby added to the Lease:

(B) Suite 400 Parking. During the Suite 400 Initial Term, as may be extended, and so long as Tenant has not committed an event of default under this Lease which remains uncured following expiration of all applicable cure periods, Landlord shall lease to Tenant and Tenant shall have the right to lease from Landlord up to a total of fifty (50) unreserved parking spaces, and five (5) reserved parking spaces (“Suite 400 Parking”). The Suite 400 Parking shall be in addition to the parking spaces allocated to Tenant under Section 27.01(A) of this Lease and shall be subject to the same parking charges, terms and conditions as set forth in Section 27.01(A).

2.8 Exhibits. The following sentence is hereby added to the end of Section 28.15:

Exhibit “A-2” (Floor Plan), which shall replace Exhibit “A-1”, Exhibit “B-1” (Suite 400 Work Letter) and Exhibit “D-2” (Suite 400 Acceptance Letter) are incorporated into this Lease by reference and made a part hereof.

2.9 Tenant Improvement Work. Landlord agrees to cause the completion of certain improvements to Suite 400 as set forth in the Suite 400 Work Letter attached hereto and incorporated herein as Exhibit “B-1”.

     3. Representations. Each party represents to the other that it has full power and authority to execute this Amendment No.2. Each party represents to the other that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest in the Lease or the Leased Premises, and has no knowledge of any existing or threatened claim, demand, obligation, liability, action or cause of action arising from or in any manner connected with the Lease or the Premises by any other party.

     4. Not Binding Until Signed By Both Parties. This Amendment No.2 shall not be binding until executed and delivered by both parties. This Amendment No.2 shall not be relied upon by any other party, individual, corporation, partnership or other entity as a basis for terminating its lease with Landlord.

     5. Miscellaneous. Warranties, representations. agreements, and obligations contained in this Amendment No.2 shall survive the execution and delivery of this Amendment No.2 and shall survive any and all performances in accordance with this Amendment No.2. This Amendment No.2 may be executed in any number of counterparts which together shall constitute the Amendment No.2. If any party obtains a judgment against any other party by reason of breach of this Amendment No.2. reasonable attorneys’ fees as fixed by the court shall be included in such judgment. This Amendment No. 2 and the terms and provisions hereof shall inure to the benefit of and be binding upon the heirs, successors and assigns of the parties. This Amendment No.2 shall be construed and enforced in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the Landlord and Tenant have duly executed this Amendment No. 2 as of the date set forth below, in Walnut Creek, California. Notwithstanding the actual date of execution, this Amendment No. 2 shall for all purposes be deemed effective as of the Effective Date first above written.

LANDLORD:	TENANT:

CALIFORNIA PLAZA AT WALNUT CREEK, INC., a Florida not-for-profit corporation	ELECTRONIC ARTS, INC., a Delaware corporation

By: /s/ Thomas M. Burdi Thomas. M Burdi, Vice-President	By: /s/ St. John H. Bain St. John H. Bain

Date: 1/9/03 Title: V.P.

Date:

EXHIBIT “A-2”
FLOOR PLAN OF PREMISES

TO BE ATTACHED

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EXHIBIT “A-2”
FLOOR PLAN OF PREMISES

[Diagram]

EXHIBIT “A-2”
FLOOR PLAN OF PREMISES

[Diagram]

EXHIBIT “A-2”
FLOOR PLAN OF PREMISES

[Diagram]

EXHIBIT “B-2”
SUITE 400 WORK LETTER

[Landlord Performs Work]

     This Suite 400 Work Letter (“Suite 400 Work Letter”) is executed simultaneously with that certain Office Lease (the “Lease”) is deemed dated January 7, 2003 between ELECTRONIC ARTS, INC., a Delaware corporation, as “Tenant,” and CALIFORNIA PLAZA AT WALNUT CREEK, INC., a Florida not-for-profit corporation as “Landlord,” relating to Suite 400 (“Suite 400”) in the building (“Building”) located at 2121 North California Bou1evard, Walnut Creek, California 94956 and commonly known as CALIFORNIA PLAZA, which Premises are more fully identified in the Lease. Capitalized terms used herein, unless otherwise defined in this Suite 400 Work Letter, shall have the respective meanings ascribed to them in the Lease.

     For and in consideration of the agreement to lease the Premises and the mutual covenants contained herein and in the Lease, Landlord and Tenant hereby agree as follows:

     1. The Work. Landlord agrees to cause the removal of the internal stairwell and the wall shown on the attached drawing attached hereto as Schedule “1, and (b) performance of attendant repair work including “touch-up” painting. (“Landlord’s Work.”) Tenant shall cause steam-clean of the carpeting in Suite 400 and installation of electrical circuits for computer workstations in Suite 400 (“Tenant’s Work”). Landlord’s Work and Tenant’s Work shall together be referred to as the “Work.”

     2. Performance of the Work.

               (a) Except as hereinafter provided to the contrary, the Work shall be performed with good faith, reasonable diligence, using building standard materials, quantities and procedures then in use by Landlord (“Building Standard ”).

               (b) Landlord shall pay, at its sole cost, for (i) the demolition and repair of the internal stairwell and (ii) the touch-up painting. Landlord shall pay for a portion of the cost of the remaining Work in an amount not to exceed Twelve Thousand Three Hundred Fifty and No/00 dollars ($12,350.00) (the” Allowance”), and Tenant shall pay for the entire cost of the Work in excess of the Allowance. For purposes of this Agreement, the term “Cost of the Work” shall mean and include any and all costs and expenses of the Work, including, without limitation, the cost of any construction drawings and of all labor (including overtime) and materials constituting the Work; and a charge payab1e to Landlord in the amount of five percent (5%) of the total Allowance as compensation to Landlord’s for monitoring the Work and for administration, overhead and field supervision of the Work.

     3. Exculpation of Landlord. Notwithstanding anything to the contrary contained in this Suite 400 Work Letter, it is expressly understood and agreed by and between the parties hereto that:

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               (a) The recourse of Tenant or its successors or assigns against Landlord with respect to the alleged breach by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in this Suite 400 Work Letter (collectively, “Landlord’s Work Letter Undertakings”) shall extend only to Landlord’s interest in the Building and real estate of which Suite 400 are a part (hereinafter, “Landlord’s Real Estate”) and not to any other assets of Landlord or its officers, directors or shareholders; and

               (b) Except to the extent of Landlord’s interest in Landlord’s Real Estate, no personal liability or personal responsibility of any sort with respect to any of Landlord’s Work Letter Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Landlord, its property manager, its asset manager, its leasing broker, or against any of their respective directors, officers, employees, agents, constituent partners, beneficiaries, trustees or representatives.

     4. Tenant Access. Landlord, in Landlord’s reasonable discretion and upon request by Tenant, may grant to Tenant a license to have access to Suite 400 prior to the Suite 400 Commencement Date designed in the Lease to allow Tenant to do Tenant’s Work and other work required by Tenant to make Suite 400 ready for Tenant’s use and occupancy (the “Tenant’s Pre-Occupancy Work”). It shall be a condition to the grant by Landlord and continued effectiveness of such license that:

               (a) Tenant shall give to Landlord a written request to have such access to Suite 400 on the date of full execution of this Amendment No. 2 which written request shall contain or shall be accompanied by each of the following items, all in form and substance reasonably acceptable to Landlord: (i) a detailed description of and schedule for Tenant’s Pre-Occupancy Work; (ii) the names and addresses of all contractors, subcontractors and material suppliers and all other representatives of Tenant who or which will be entering Suite 400 on behalf of Tenant to perform Tenant’s Pre-Occupancy Work or will be supplying materials for such work, and the approximate number of individuals, itemized by trade, who will be present in Suite 400; (iii) copies of all contracts and subcontracts pertaining to Tenant’s Pre-Occupancy Work; (iv) copies of all plans and specifications pertaining to Tenant’s Pre-Occupancy Work; (v) copies of all licenses and permits required in connection with the performance of Tenant’s Pre-Occupancy Work; and (vi) certificates of insurance (in amounts satisfactory to Landlord and with the parties identified in, or required by, the Lease named as additional insureds) and instruments of indemnification against all claims, costs, expenses, damages and liabilities which may arise in connection with Tenant’s Pre-Occupancy Work.

               (b) Such pre-Term access by Tenant and its representatives shall be subject to scheduling by Landlord.

               (c) Tenant’s employees, agents, contractors, workmen, mechanics, suppliers and invitees shall work in harmony and not interfere with Landlord or Landlord’s agents in performing the Work and any Additional Work in Suite 400, Landlord’s work in other premises and in common areas of the Building, or the general operation of the Building. If at any time any

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such person representing Tenant shall cause or threaten to cause such disharmony or interference, including labor disharmony, and Tenant fails to immediately institute and maintain such corrective actions as directed by Landlord, then Landlord may withdraw such license upon twenty-four (24) hours’ prior written notice to Tenant.

               (d) Any such entry into and occupancy of Suite 400 by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, specifically including the provisions of Article 9 thereof and excluding only the covenant to pay Rent. Landlord shall not be liable for any injury) loss or damage which may occur to any of Tenant’s Pre-Occupancy Work made in or about Suite 400 or to property placed therein prior to the commencement of the term of the Lease, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to Suite 400 or to any portion of the Work or Additional Work caused by Tenant or any of Tenant’s employees, agents, contractors, workmen or suppliers. In the event that the performance of Tenant’s Pre-Occupancy Work causes extra costs to Landlord or requires the use of elevators during hours other than 7:00 a.m. to 6:00 p.m. on Monday through Friday (excluding holidays) or of any other Building services, Tenant shall reimburse Landlord for such extra cost and/or shall pay Landlord for such elevator service or other Building services at Landlord’s standard rates then in effect.

     5. Lease Provisions. The terms and provisions of the Lease, insofar as they are applicable to this Suite 400 Work Letter, are hereby incorporated herein by reference. All amounts payable by Tenant to Landlord hereunder shall be deemed to be Additional Rent under the Lease and, upon any default in the payment of same, Landlord shall have all of the rights and remedies provided for in the Lease.

     6. Miscellaneous.

               (a) This Suite 400 Work Letter shall be governed by the laws of the State of California.

               (b) This Suite 400 Work Letter may not be amended except by a written instrument signed by the party or parties to be bound thereby.

               (c) Any person signing this Suite 400 Work Letter on behalf of Tenant warrants and represents he/she has authority to sign and deliver this Suite 400 Work Letter and bind Tenant.

               (d) Notices under this Suite 400 Work Letter shall be given in the same manner as under the Lease.

               (e) The headings set forth herein are for convenience only.

               (f) This Suite 400 Work Letter sets forth the entire agreement of Tenant and Landlord regarding the Work.

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     IN WITNESS WHEREOF, this Suite 400 Work Letter Agreement is deemed executed as of the 7th day of January, 2003 in Walnut Creek, California.

LANDLORD	TENANT

CALIFORNIA PLAZA OF WALNUT	ELECTRONIC ARTS, INC.,
AT WALNUT CREEK, INC., a Florida not-	a Delaware corporation
for-profit corporation,

By: /s/ Thomas M. Burdi	By: /s/ St. John H. Bain
Thomas M. Burdi, Vice-President	St. John H. Bain,
Vice-President /COO

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Schedule “1” to Exhibit “B”

Work Plan

(see attached)

[Diagram]

EXHIBIT “D-2”
SUITE 400 ACCEPTANCE AGREEMENT

Tenant’s Name:	ELECTRONIC ARTS, INC.
Lease Dated:	February 1, 200l, as amended
Premises:	Suite 400
Building:	2121 North California Boulevard, Walnut Creek, California 94596
Name of Tenant’s Contact:	Tammy Sauer Phone #:

Ladies and Gentlemen:

As a representative of the referenced Tenant, I/we certify that: Tenant has physically inspected Suite 400 and its improvements with ___________, a representative of the Landlord. Except as set forth below, I/we accept the improvements constructed and installed in Suite 400 in their “’as is” condition and verifies that the same comply with all the requirements indicated in the Lease. I/we also verify that the following information is true, accurate and may be relied on by Landlord:

Suite 400 Commencement Date:	January 20, 2003
Rent Commencement Date for Suite 400:	January 20, 2003
Expiration Date of Initial Lease Term for Suite 400:	June 30, 2004
Date Keys To Suite 400 Delivered:	January 1, 2003
Suite 400 Items Requiring Attention:

TENANT

ELECTRONIC ARTS, INC.,
a Delaware corporation

By:_/s/ St. John H. Bain St. John H. Bain, Vice-President /COO	Date:	1/8/03